Exhibit 21

RED LION HOTELS CORPORATION

List of Subsidiaries of Red Lion Hotels Corporation as of March 1, 2012

Name(1)	State of Organization
North River Drive Company	Washington
Red Lion Hotels Holdings, Inc.(2)	Delaware
Red Lion Properties, Inc.(3)	Delaware
TicketsWest.com, Inc.	Washington
Red Lion Hotels Franchising, Inc.	Washington
WestCoast Hotel Properties, Inc.	Washington
WHC805, LLC	Washington
Red Lion Anaheim, LLC	Washington
RLH Denver Southeast, LLC	Washington
Red Lion Hotels Management, Inc.	Washington
Red Lion Hotels Limited Partnership(4)	Delaware

(1)	Each of these subsidiaries is directly or indirectly wholly owned by the Company.
(2)	This corporation wholly owns four Delaware limited liability companies, each of which wholly owns one Delaware limited liability company that owns one hotel property.
(3)	This corporation, which is owned by Red Lion Hotels Holdings, Inc., wholly owns one Delaware limited liability company, which wholly owns one Delaware limited liability company that owns one hotel property.
(4)	This limited partnership, which is owned by the Company and North River Drive Company, wholly owns nine Delaware limited liability companies, each of which wholly owns one Delaware limited liability company that owns one or more hotel properties.